Exhibit 99.1

FORM OF INSTRUCTIONS FOR USE OF

CHANTICLEER HOLDINGS, INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT, YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a subscription rights offering (the “Rights Offering”) by Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”), to the holders of record (the “Recordholders”) of its common stock, par value $0.0001 per share (the “Common Stock”) and of certain warrants to purchase shares of its Common Stock, as described in the Chanticleer prospectus dated [_____], 2019 (the “Prospectus”). Recordholders of Common Stock and certain warrants to purchase shares of Common Stock as of 4:00 p.m., Eastern time, on June 7 , 2019 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. In the Rights Offering, Chanticleer is offering an aggregate of 11,428,571 shares of Common Stock.

Each Recordholder will receive three Rights for each share of Common Stock and each share of common stock underlying warrants owned of record as of 4:00 p.m., Eastern time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., Eastern time, on [_____], 2019, unless extended (the “Expiration Time”). Each Right allows the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $[_____] per full share (the “Subscription Price”). For example, if a Recordholder owned 100 shares of Common Stock as of 4 :00 p.m., Eastern time on the Record Date, it would receive 300 Rights and would have the right to purchase 300 shares of Common Stock for the Subscription Price.

The number of shares subscribed for is subject to reduction as a result of the Tax Attributes as described in the Prospectus.

If a Rights holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of Common Stock that are not purchased by other Rights holders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the shares among all Rights holders exercising this Over-Subscription Privilege. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privileges, then the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Privilege based on the number of shares each Rights holder subscribed for under the Basic Subscription Privilege. If this pro rata allocation results in any Rights holder receiving a greater number of Unsubscribed Shares than the Rights holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such Rights holder will be allocated only that number of Unsubscribed Shares for which the Rights holder oversubscribed, and the remaining Unsubscribed Shares will be allocated among all other Rights holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Privilege have been fulfilled, whichever occurs earlier.

Each Rights holder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Rights holder wishes to maximize the number of shares it may purchase pursuant to the Rights holder ’s Over-Subscription Privilege, the Rights holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Rights holder , assuming that no Rights holder other than such Rights holder purchases any shares of Common Stock pursuant to their Basic Subscription Privilege and Over-Subscription Privilege.

Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Chanticleer will not be required to issue shares of our Common Stock to you if the Subscription Agent does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the Guaranteed Delivery Procedures described below. Chanticleer may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If Chanticleer elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced Expiration Time. The Rights will be evidenced by non-transferable subscription rights certificates (the “Rights Certificates”).

The number of Rights to which you are entitled is printed on the face of your Rights Certificate. The number of Rights printed on the face of the Rights Certificate can be used to help you determine your percentage ownership for the purposes of determining the number of shares you elect to subscribe for pursuant to the Over-Subscription Privilege. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the Rights Certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1. Method of Subscription — Exercise of Rights.

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, on or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of shares being subscribed for (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to “Securities Transfer Corporation as Rights Agent for Chanticleer Holdings, Inc.” or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering (the “Subscription Account”) at:

DOMESTIC:

Eagle Bank

7815 Woodmont Avenue

Bethesda, MD 20814

ABA/Routing # 055003298

Beneficiary Name: STC as Rights Agent for Chanticleer Holdings, Inc.

Account # 200334571

INTERNATIONAL:

Wells Fargo Bank NA

464 California Street

San Francisco, CA 94104

Bank Swift Code: WFBIUS6S

Further Credit to Eagle Bank

Account/ABA # 055003298

Beneficiary Name: STC as Rights Agent for Chanticleer Holdings, Inc.

Account # 200334571

Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer. Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

The Rights Certificate and payment of the Subscription Price, or, if applicable, the Notice of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by mail, hand delivery, express mail, courier or other expedited service:

Securities Transfer Corporation

2901 N. Dallas Parkway, Suite 380

Plano, TX 75093

Telephone Number for Confirmation: (469) 633-0101

If you have other questions or need assistance, please contact the Subscription Agent, Securities Transfer Corporation, at (469) 633-0101 or chanticleer@stctransfer.com.

Delivery to an address other than those above does not constitute valid delivery.

By making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form of Exhibit A to these instructions (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an “Eligible Institution”), to be received by the Subscription Agent on or prior to the Expiration Time together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Rights Certificate held by you, the number of shares being subscribed for pursuant to the Basic Subscription Privilege, the number of additional shares you wish to subscribe for pursuant to the Over-Subscription Privilege and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Rights Certificate evidencing such Rights within three (3) business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Rights Certificate evidencing the Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission at (469) 633-0088. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, set forth above.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares with your over-payment. If we do not apply your full Subscription Price payment to your purchase of shares, the excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable. Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Chanticleer, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege and the number of shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

Chanticleer can provide no assurances that each Rights holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. Chanticleer will not be able to satisfy a Rights holder ’s exercise of the Over-Subscription Privilege if all of the Rights holders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Rights under the Basic Subscription Privileges.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Rights holder pursuant to the Over-Subscription Privilege is less than the amount the Rights holder actually paid in connection with the exercise of the Over-Subscription Privilege, the Rights holder will be allocated only the number of Unsubscribed Shares available to it, as soon as practicable after the Expiration Time, and the Rights holder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

To the extent the amount the Rights holder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Rights holder pursuant to the Over-Subscription Privilege, such Rights holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege” in the Prospectus.

2. Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Basic Subscription Privilege. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege.

(b) Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder that validly exercises the Over-Subscription Privilege certificates representing the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege.

(c) Excess Cash Payments. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price the Subscription Agent will be mailed to each Rights holder, without interest.

3. No Sale or Transfer of Rights

The Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Rights to anyone.

4. Execution

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

5. Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. However, if you elect to exercise your Rights, Chanticleer urges you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send an uncertificated check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments and wire or transfer. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days. Accordingly, Rights holders that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

6. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised subscribed for pursuant to the Basic Subscription Privilege and the number of Unsubscribed Shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.

7. Substitute Form W-9.

Each Rights holder who elects to exercise Rights should provide the Subscription Agent with a correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9, a copy of which is included as Exhibit B hereto. Additional copies of Substitute Form W-9 may be obtained upon request from the Subscription Agent at the address set forth above or by calling the Subscription Agent at (469) 633-0101. Failure to provide the information on the form may subject such holder to a $50.00 penalty for each such failure and to U.S. federal income tax backup withholding (currently at a 28% rate) with respect to dividends that may be paid by Chanticleer on shares of Common Stock purchased upon the exercise of Rights (for those holders exercising Rights).